ASSIGNMENT AND ASSUMPTION

and

MANAGEMENT AGREEMENT

This Assignment and Assumption and Management Agreement (this “Agreement) is made and entered into on June 29, 2007, by and among the following parties (each, a “Party” and collectively, the “Parties”): China Software Technology Group Co., Ltd., a Delaware corporation (the “Company”), HXT Holdings, Inc., a Delaware corporation (the “Operating Subsidiary”), and Yuan Qing Li (the “Manager”).

WHEREAS, the Company, through certain second and third tier subsidiaries, including Shenzhen Hengtaifeng Technology Co., Ltd., a corporation organized under the laws of the People's Republic of China ("HTF") is engaged in the business of producing, marketing and selling in China highly specialized applications software designed for use in targeted industries (the “Business,” as further described herein); and

WHEREAS, HTF operates the Business on leased premises located at located at No.5 Floor 6, Block A, Skyworth Building, Hi-tech Industrial Park, Nanshan District, Shenzhen, 518057, P.R.China (the “Premises”); and

WHEREAS, the Operating Subsidiary is a wholly-owned, first tier subsidiary of the Company which holds the equity in the Company’s second and third tier subsidiaries; and

WHEREAS, the Company desires to transfer to the Operating Subsidiary all other assets of the Business and to cause the Operating Subsidiary to assume all liabilities and obligations of the Business accrued as of the time of Closing, as more fully described herein; and

WHEREAS, on the date of and immediately following the closing of the transactions contemplated by this Agreement, the Company intends to consummate the closing of a merger pursuant to the terms of the Merger Agreement dated June 29, 2007 (the “Merger Agreement”) by and among the Company, American Wenshen Steel Group, Inc. and others; and

WHEREAS, as a condition to consummation of the merger pursuant to the Merger Agreement, the Manager, who is Chief Executive Officer and a director of the Company, must resign from his positions in management of the Company; and

WHEREAS, the Operating Subsidiary wishes to engage the Manager, and the Manager wishes to be engaged, to manage and operate the business of the Operating Subsidiary, effective at the Time of Closing (defined herein) and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1  : TRANSFER AND ASSIGNMENT OF STOCK AND ASSETS

The “Business” is operated by HTF, a wholly owned subsidiary of Heng Xing Technology Group Development Limited, which is in turn a wholly owned subsidiary of the Operating Subsidiary. HTF and Heng Xing Technology Group Development Limited are sometimes referred to collectively herein as the “HTF Subsidiaries,” and each may be referred to individually as an “HTF Subsidiary”. The Business includes four products developed by HTF to date, including housing accumulation fund software, credit guarantee management software, family planning software and property management software. HTF also markets software products produced by other companies as a value-added reseller and provides services, such as installation, configuration and similar systems integration services.

On the terms and subject to the conditions herein expressed, Company hereby sells, conveys, transfers, assigns, sets over and delivers to the Operating Subsidiary at the Time of Closing (as defined in Section 4.1), and the Operating Subsidiary assumes and accepts (A) all of the shares of capital stock of any entity other than the Operating Subsidiary owned by the Company together with (B) all assets, rights and interests, tangible and intangible, of every kind, nature and description, then owned, possessed or operated by the Company, directly or indirectly, wheresoever situate (collectively, the “Assets”), including without limitation the following:

1.1   Machinery and Equipment. All machinery, equipment, computers and computer hardware, office furniture and fixtures, and other fixed or tangible assets;

1.2  Inventories. All inventories, including without limitation merchandise, materials, component parts, production and office supplies, stationery and other imprinted material, promotional materials, and business records;

1.3  Licenses and Permits. All licenses, permits and authorizations used by the Company or any of the HTF Subsidiaries to own and operate all of the Assets , to conduct the Business and to occupy the Premises for the purpose of conducing the Business thereon;

1.4   Intangible Property. All intangible assets used in the operation of the Business which are transferable including, but not limited to, the HTF software programs described above and all developments, enhancements, versions and derivations thereof, customer and supplier lists, privileges, permits, licenses, software and software licenses, source codes, development rights, ideas, research and information pertaining to the Business and its products, certificates, commitments, goodwill, registered and unregistered patents, copyrights, trademarks, service marks and trade names, and applications for registration thereof and the goodwill associated therewith, including without limitation the exclusive right to use the name Shenzhen Hengtaifeng Technology or derivations thereof in the Business, the right to receive mail related to the Business and the Assets which is addressed to the Company or any of the HTF Subsidiaries, and the right to telephone numbers used at the Premises in the Business;

1.5  Cash and Accounts Receivable. All accounts receivable, deposit accounts, cash and cash equivalents and securities owned by the Company or any of the HTF Subsidiaries;

1.6  Contract Rights. All rights and benefits of or in favor of the Company or any of the HTF Subsidiaries resulting or arising from any contracts, purchase orders, sales orders, forward commitments for goods or services, leases (including security deposits held by the landlord pursuant to the lease of the Premises), franchise or license agreements, beneficial interests in covenants not to compete or confidentiality covenants, the rights of the Company or any of the HTF Subsidiaries related to any other agreements whatsoever which arise out of the operation of the Business; and

1.7  Claims. Claims made in lawsuits and other proceedings filed by the Company or any of the HTF Subsidiaries, judgments and settlements in the Company’s or any HTF Subsidiary’s favor, rights to refunds, including rights to and claims for refunds of taxes paid based upon or measured by the income of the Business prior to the Closing, and insurance policies and rights accrued thereunder.

 ARTICLE 2  : ASSUMPTION OF LIABILITIES

2.1

Scope of Liabilities Assumed. The Operating Subsidiary shall assume, pay, perform or discharge the following:

a.

any and all debts, liabilities or obligations of any nature of the Company or the Operating Subsidiary or any of the HTF Subsidiaries, whether contingent or fixed and whether known or unknown, which have accrued at the Time of Closing.

b.

any and all debts, liabilities or obligations of any nature of the Operating Subsidiary or any of the HTF Subsidiaries, whether contingent or fixed and whether known or unknown, arising from the ownership or operation of the Assets or the Business or the occupation of the Premises either before or after the Time of Closing.

The Operating Subsidiary shall promptly provide for payment, performance and discharge of the same in accordance with their terms.

ARTICLE 3  : COLLECTION OF ACCOUNTS RECEIVABLE

3.1  Right to Collect. Following the closing, Operating Subsidiary shall have the right to collect the accounts receivables of the Company or any of the HTF Subsidiaries in existence at the Time of Closing and to settle, compromise, sue for collection, or take any action whatsoever with respect to the receivables. Company shall cooperate with Operating Subsidiary in notifying customers as to any payment instructions or change of address that Operating Subsidiary may wish to communicate to the customers. In the event Company receives payment of any receivable transferred to the Operating Subsidiary, it shall promptly endorse such payment and deliver it over to the Operating Subsidiary.

ARTICLE 4  : THE CLOSING

4.1  The Closing. The closing of the transactions contemplated in this Agreement (“Closing”) shall take place simultaneously with the closing of the transactions contemplated under the Merger Agreement. The effective time of closing is referred to herein as the “Time of Closing.”

4.2  Deliveries by Company. At Closing, Company and shall deliver to Operating Subsidiary, in addition to all other items specified elsewhere in this Agreement, the following:

(a)  Such instruments of sale, conveyance, transfer, assignment, endorsement, direction or authorization as will be required or as may be desirable to vest in Operating Subsidiary, its successors and assigns, directly or through ownership of the HTF Subsidiaries, all right, title and interest in and to the Assets, subject to any and all mortgages, pledges, liens, encumbrances, equities, charges, conditional sale or other title retention agreements, assessments, covenants, restrictions, reservations, commitments, obligations, or other burdens or encumbrances of any nature whatsoever that exist at the Time of Closing;

(b)  All of the files, documents, papers, agreements, books of account and records pertaining to the Assets and the Business;

 (c)  Actual possession and operating control of the Assets; and

(d)  To the extent required, the consents of third parties to the assignment and transfer of any of the Assets.

4.3  Deliveries by Subsidiary. At Closing, the Operating Subsidiary shall deliver to the Company any instruments, in addition to this Agreement, as the Company deems necessary or desirable fully to secure the assumption by the Operating Subsidiary, its successors and assigns, of all liabilities and obligations of the Company, as described Section 2.1 hereof.

ARTICLE 5  : COVENANTS ON AND SUBSEQUENT TO THE CLOSING DATE

On and after the Closing Date, Operating Subsidiary covenants as follows:

5.1  Pay Creditors. Following the Closing, Operating Subsidiary shall pay all payables and other obligations of Company or any of the HTF Subsidiaries assumed hereunder by the Operating Subsidiary, as such obligations become due in the ordinary course of business.

5.2  Lawsuits. Without limiting the generality of Section 2.1, following the Closing, the Operating Subsidiary shall continue the defense of any and all lawsuits or other claims filed or threatened against the Company or any of the HTF Subsidiaries.

5.3  Insurance Policies. Operating Subsidiary shall name the Company as an additional insured on all insurance policies transferred by the Company or any other insurance policies covering the period prior to the Time of Closing.

5.4  Right to Inspect Records. Operating Subsidiary shall permit the Company and its agents to have reasonable access to the books and accounts of the Operating Subsidiary and each of the HTF Subsidiaries (at the expense of the Company) for the purpose of filing tax returns, preparing filings required by the Securities and Exchange Commission, and all other legitimate purposes.

5.5  Execution of Further Documents. Upon the request of either party, the other party shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, assumptions, undertakings, transfers, conveyances, title certificates, powers of attorney and assurances as may be required , in the case of Operating Subsidiary, to convey and transfer to, and vest in, Operating Subsidiary all of Company’s right, title and interest in the Assets, and in the case of the Company, to secure the assumption of the Company’s obligations and liabilities arising as of the Time of Closing.

ARTICLE 6  :MANAGEMENT AND OPERATION OF SUBSIDIARY

6.1  Titles. The Operating Subsidiary hereby engages the Manager to manage and operate its business. The Manager shall serve as a member of the Board of Directors of the Operating Subsidiary. In addition, the Manager shall serve as the Chief Executive Officer of the Operating Subsidiary

6.2  Duties.The Manager agrees that he will manage and operate the business of the Operating Subsidiary to the best of his abilities and will devote such time and effort as necessary to fulfill his duties under this Agreement.

6.3  Management of Subsidiary. The Company agrees that the Manager will have exclusive authority over the operations of the Operating Subsidiary, except that the Company shall be entitled to intervene in the event that a breach of the covenants in this Agreement or any conduct by the Manager in the course of operating the Operating Subsidiary (or any of the HTF Subsidiaries) threatens the Company with material harm or material liability of any kind. (In any such event, the Company shall be entitled to remove all of the directors and officers of the Operating Subsidiary and to elect a new Board of Directors.) The Manager shall maintain such books and records of the operations of the Operating Subsidiary as are required by the Rules of the SEC, and shall prepare quarterly and annual financial statements promptly so as to permit the Company to file periodic reports with the SEC according to SEC Rules

6.4  Company’s Covenants. The Company shall not cause any funds or assets of the Operating Subsidiary to be paid or transferred to the Company, nor shall the Company cause the Operating

Subsidiary to issue any capital stock of any class or series or any options, warrants or rights to acquire capital stock of the Operating Subsidiary whether for additional consideration or on conversion.

6.5   Spin Off of Subsidiary. The Manager shall use all reasonable efforts to cause a registration statement covering all of the outstanding common stock of the Operating Subsidiary (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”) and declared effective, so as to permit a distribution by the Company to the holders of its common stock of the common stock of the Operating Subsidiary. Subject to the provisions of the Delaware General Corporation Law, the Company agrees that, immediately upon the declaration of effectiveness of the Registration Statement, it shall declare a dividend in the form of all of the shares of common stock of the Operating Subsidiary, and that such dividend shall be payable to the holders of common stock of the Company (and not to holders of any other class of stock of the Company).

6.6  Expenses Associated with Registration and Spin Off. The Operating Subsidiary shall be responsible for all expenses and liabilities incurred in connection with the declaration of the stock dividend resulting in the spin off of the Operating Subsidiary, including, without limitation, fees and expenses of counsel and all filing and registration fees incurred in connection with the registration of the common stock with the SEC.

6.7  Compensation. Five days after the Closing Date the Company shall issue to the Manager eight million nine hundred ninety two thousand four hundred ninety three (8,992,493) shares of its common stock. The issuance shall be in compensation for all of the undertakings by the Manager herein. The Manager agrees that he will take the shares for investment and without a present intention of distributing same.

ARTICLE 7  : INDEMNIFICATION

7.1  Indemnification by Company. From and after the Closing, the Company shall indemnify and save Operating Subsidiary, its officers and directors, and their respective successors, assigns, heirs and legal representatives (“Subsidiary Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, without limitation, actual attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim incurred by or asserted against any Subsidiary Indemnitee due to or resulting from a violation or default by Company with respect to any of Company’s covenants, obligations or agreements hereunder or any losses or expenses incurred in connection with, or payments by Subsidiary of, any debts, obligations or liabilities of Company arising after the Time of Closing.

7.2  Indemnification by Operating Subsidiary. From and after the Closing, the Operating Subsidiary shall indemnify and save Company, its officers and directors, and their respective successors, assigns, heirs and legal representatives (“Company Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, without limitation, actual attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim, incurred by or asserted against any Company Indemnitee due to or resulting from a violation or default by Operating Subsidiary with respect to any of Operating Subsidiary’s covenants, obligations or agreements hereunder and any losses or expenses incurred in connection with, or payments by Company of the debts, liabilities and obligations assumed by the Operating Subsidiary hereunder or the debts, liabilities and obligations of, the Operating Subsidiary arising after the Time of Closing.

7.3  Indemnification Procedures.

(a)  The party seeking indemnification (“Indemnified Party”) shall give the indemnifying party (“Indemnifying Party”) notice (a “Claim Notice”) of its indemnification claim which notice shall (i) be in writing, (ii) include the basis for the indemnification, and (iii) include the amount Indemnified Party believes is the amount to be indemnified, if reasonably possible.

(b)   Indemnifying Party shall be deemed to accept Indemnified Party’s claim unless, within twenty (20) business days after receipt of any Claim Notice, Indemnifying Party delivers to Indemnified Party notice of non-acceptance of the indemnification claim, which must (a) be in writing and (b) include the basis for the disagreement.

(c)   The parties shall attempt in good faith to resolve any issues concerning liability and the amount of such claim and any issues which they cannot resolve within thirty (30) days after delivery of the notice of non-acceptance pursuant to Section 7.3(b) shall be settled by arbitration in accordance with the Rules of Expedited Commercial Arbitration of the American Arbitration Association, by a sole arbitrator located in New York, NY or such other location as the parties shall agree, whose determination shall be final and binding on the parties hereto. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award legal fees, arbitration costs and other expenses, in whole or in part, to the prevailing party.

ARTICLE 8  : MISCELLANEOUS

8.1   Benefit. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors, assignees, heirs and legal representatives.

8.2  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

8.3  Amendment, Modification and Waiver. Any Party hereto may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any Party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing and signed by the Party or Parties to be charged.

8.4  Entire Agreement. This Agreement and the exhibits, schedules and other documents expressly provided hereunder or delivered herewith represent the entire understanding of the parties.

8.5  No Third Party Beneficiaries. Except as expressly provided by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

8.6  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a) If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

(b) If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

(c)

If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to the Company, to:

China Software Technology Group Co., Ltd.

c/o American Union Securities, Inc.

Attn.: Peter D. Zhou

100 Wall Street, 15th Floor

New York, NY 10005

Telephone: 212-232-0120 X 228

Facsimile: 212-785-5867

with a copy to (which shall not constitute notice):

Robert Brantl, Esq.

52 Mulligan Lane

Irvington, NY 10533

Telephone: 914-693-3026

Facsimile: 914-693-1807

If to Operating Subsidiary, to:

Mr. Yuan Qing Li

Chairman and CEO

HXT Holdings, Inc.

Skyworth Building, No. 5, Floor 6, Block A

Hi-Tech Industrial Park, Nanshan District

Shenzhen, P.R. China 518057

Telephone: 380-228-7356

Facsimile: 755-8282-1141

with a copy to (which shall not constitute notice):

Darren Ofsink, Esq.

600 Madison Avenue, 14th Floor

New York, NY 10022

Telephone: 212-371-8008

Facsimile: 212-688-7273

Each Party may change its address by written notice in accordance with this Section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on June 29, 2007.

China Software Technology Group Co., Ltd.

By: /s/ Yuan Qing Li

Yuan Qing Li, Chief Executive Officer

HXT Holdings, Inc.

By: /s/ Yuan Qing Li

Yuan Qing Li, Chief Executive Officer

MANAGER:

/s/ Yuan Qing Li

Yuan Qing Li, individually